UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO

SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): October 10, 2025

ALLIANCE RESOURCE PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware		73-1564280
(State or other jurisdiction of incorporation or organization)	Commission File No.: 0-26823	(IRS Employer Identification No.)

1717 South Boulder Avenue, Suite 400, Tulsa, Oklahoma 74119

(Address of principal executive offices and zip code)

(918) 295-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units	ARLP	The NASDAQ Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Master Supply and Services Agreement

On October 10, 2025, CR Services, LLC (“Customer”), a wholly owned subsidiary of Alliance Resource Partners, L.P. (“ARLP”), entered into a related party agreement (as discussed below), consisting of a Master Supply and Services Agreement (the “Master Supply Agreement”) with Saminco Solutions LLC (the “Supplier”), pursuant to which the Customer has the right (but not the obligation) from time to time to (a) purchase traction drives, motors, switches, batteries, electrical systems and other equipment, parts, accessories, products and goods (collectively, the “Products”) from the Supplier and (b) obtain services from the Supplier, including in respect of the repair and refurbishment of Products and other equipment (collectively, the “Services”), in each case subject to the terms and conditions of the Master Supply Agreement.

The purchase price for any Product shall be set forth in the applicable purchase order and, unless otherwise specified in the applicable purchase order, the amount payable for any Services shall be based on the Supplier’s hourly labor rate then in effect and applicable to all customers of the Supplier. Prices charged and billed to the Customer for Products and Services shall be no less favorable to the Customer than those generally extended to other similarly situated customers of the Supplier ordering similar Products or requesting similar Services under similar circumstances, unless otherwise agreed in a purchase order.

The initial term of the Master Supply Agreement is five years, and the initial term shall automatically renew for successive periods of one-year each unless a party gives notice of termination at least thirty (30) days prior to the then expiring term.  The Master Supply Agreement may also be terminated at anytime by a party without cause upon the giving of at least ninety (90) days prior notice.  The Customer has the right to cancel any Product or Service purchase order under certain circumstances, including on account of the Supplier’s non-performance.  The Master Supply Agreement contains other terms and conditions customary for a transaction of the type contemplated by a master supply and services agreement, including with respect to applicable warranty periods, warranty repair obligations, acceptance and rejection of Products and Services, limitation of liability, force majeure, and indemnification for certain matters arising out of the subject matter of the Master Supply Agreement.

The foregoing description of the Master Supply Agreement is not complete and is qualified in its entirety by reference to the full text of the Master Supply Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated in this Item 1.01 by reference.

Related Party Transaction

The Supplier is a company affiliated with Joseph W. Craft III. Mr. Craft, who controls Alliance Resource Management GP, LLC, the managing general partner of ARLP (the “MGP”), beneficially owns approximately 14.6% of the common units, representing limited partner interests in ARLP, and is the Chief Executive Officer and President, and Chairman of the Board of Directors, of the MGP (the “Board”). ARLP and its subsidiaries has had a long-term relationship with a company historically known as Saminco Inc., which recently sold substantially all of its assets to the Supplier and, as a result thereof, gave rise to the Customer becoming a party to a related party agreement with respect to Mr. Craft. The terms of the Master Supply Agreement were unanimously approved by the Conflicts Committee of the Board consisting solely of independent directors.

ITEM 9.01.    FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit Number	Description
10.1	Master Supply and Services Agreement dated as of October 10, 2025.
104	Cover Page Interactive Data File (formatted as inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Alliance Resource Partners, L.P.

By:	Alliance Resource Management GP, LLC,
its general partner

By:	/s/ Cary P. Marshall
Cary P. Marshall
Senior Vice President and Chief Financial Officer

Date: October 10, 2025

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